Exhibit 10.21

CLARIFYING AMENDMENT TO

EMPLOYMENT OFFER LETTER

This Clarifying Amendment to the Employment Offer Letter by and between PHIBRO ANIMAL HEALTH CORPORATION (the “Company”) and Larry L. Miller (the “Executive”) dated May 2, 2008 (the “Agreement”) is effective December 21, 2009.

WHEREAS, the Company and the Executive previously entered into the Agreement; and

WHEREAS, the parties desire to further clarify and amend the Agreement to reflect its compliance with the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.          The Section of the Agreement regarding Severance payments is amended to include the following provisions after the first sentence therein:

“Notwithstanding the foregoing, any amounts payable to you under this paragraph in excess of two times the lesser of (a) the sum of your annualized compensation (based on the annual rate of pay for services provided) for the calendar year immediately preceding the calendar year of the date of termination or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination from employment occurs, shall be delayed to comply with the restriction in Section 409A(a)(2)(8) of the Code concerning payments to “Specified Employees” and paid to you in a one-time, lump sum payment on the first day of the seventh month following your termination of employment together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. You shall not be considered to have terminated employment with the Company for purposes of this section unless you would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A- l(h)(1)(ii).”

2.         The Section of the Agreement regarding Definitions is amended to include the following provisions:

(a)        The definition of “Good Reason” is hereby clarified to provide that you must provide the Company with written notice that identifies the manner in which you believe the Company has created a material adverse change in your duties, responsibilities or authority, or geographic location where you must perform services, within 90 days of the initial existence of such condition.

(b)        The term “Specified Employee” shall mean an employee who for the 12 month period beginning on the first day of the fourth month following each “Identification Date” is a

“key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date”.

3.          The Agreement is amended to include the following provisions regarding Section 409A of the Code:

“Section 409A Compliance. The terms of this Agreement are intended to comply with the requirements under Section 409A of the Code and regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. You further acknowledge that any tax liability incurred by you under Section 409A of the Code is solely your responsibility.”

IN WITNESS WHEREOF, the parties have executed this Clarifying Amendment to the Agreement as of the date first above written. Except as amended herein, the Agreement shall remain in full force and effect.

PHIBRO ANIMAL HEALTH CORPORATION

/s/ Jack C. Bendheim		/s/ Larry L. Miller

By:	Jack C. Bendheim	Larry L. Miller

Title:	Chairman

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